Exhibit 99.2
June 15, 2018

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports May 2018 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported May operational results on a consolidated basis for its mainline operations flown by subsidiary Alaska Airlines, Inc. and for its regional flying operated by subsidiary Horizon Air Industries, Inc. and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

On January 11, 2018, Alaska and Virgin America consolidated their operations onto a Single Operating Certificate (SOC). Results for Alaska and Virgin America have been combined into a single mainline operation.

AIR GROUP
On a combined basis for all operations, Air Group reported a 7.4 percent increase in traffic on an 8.8 percent increase in capacity compared to May 2017. Load factor decreased 1.1 points to 85.4 percent.

The following table shows the operational results for May and year-to-date compared to the prior-year periods:

	May			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	4,042	3,790	6.6%	18,370	17,468	5.2%
Revenue passenger miles RPM (000,000) "traffic"	4,835	4,500	7.4%	21,837	20,554	6.2%
Available seat miles ASM (000,000) "capacity"	5,660	5,202	8.8%	26,597	24,616	8.0%
Passenger load factor	85.4%	86.5%	(1.1) pts	82.1%	83.5%	(1.4) pts

MAINLINE
Mainline reported a 5.8 percent increase in traffic on a 7.3 percent increase in capacity compared to May 2017. Load factor decreased 1.2 points to 85.8 percent. Mainline also reported 81.8 percent of its flights arrived on time in May 2018, compared to 76.2 percent reported in May 2017.

Mainline operational results reflect both Alaska and Virgin America combined. The following table shows mainline operational results for May and year-to-date compared to the prior-year periods:

	May			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	3,162	2,979	6.1%	14,398	13,641	5.5%
RPMs (000,000)	4,403	4,161	5.8%	19,966	19,014	5.0%
ASMs (000,000)	5,132	4,781	7.3%	24,188	22,658	6.8%
Passenger load factor	85.8%	87.0%	(1.2) pts	82.5%	83.9%	(1.4) pts
On-time arrivals as reported to U.S. DOT	81.8%	76.2%	5.6 pts	83.6%	75.4%	8.2 pts

REGIONAL
Regional traffic increased 27.4 percent on a 25.4 percent increase in capacity compared to May 2017. Load factor increased 1.3 points to 81.8 percent. Alaska's regional partners also reported 87.8 percent of its flights arrived on time in May 2018, compared to 86.4 percent in May 2017.

The following table shows regional operational results for May and year-to-date compared to the prior-year periods:

	May			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	880	811	8.5%	3,972	3,827	3.8%
RPMs (000,000)	432	339	27.4%	1,871	1,540	21.5%
ASMs (000,000)	528	421	25.4%	2,409	1,958	23.0%
Passenger load factor	81.8%	80.5%	1.3 pts	77.7%	78.7%	(1.0) pts
On-time arrivals as reported to U.S. DOT	87.8%	86.4%	1.4 pts	86.4%	78.4%	8.0 pts

Alaska Airlines and its regional partners fly 44 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 11 consecutive years from 2008 to 2018. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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